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                                                                    EXHIBIT 10.4

                         [DIGITAL INSIGHT LETTERHEAD]

July 20, 2000


Tom Bollum
6060 Greystone Place
Granite Bay, CA 95746

Dear Tom:

Welcome to the Digital Insight family! We are all very excited about joining together our complementary industry expertise to create an organization positioned as the clear leader in providing Internet and outsourced banking services to community financial institutions. Together, our combined talents will enable us to sustain that competitive advantage as we continue to extend our business model Beyond Internet Banking.

This letter confirms a few details regarding your continued employment with Digital Insight, contingent upon the completion of the acquisition.

Base Pay

Your salary will be $14,583.33 per month, payable according to the Company's standard payroll practice and subject to applicable withholding taxes.

Position

Your position title with Digital Insight will be EVP-General Manager and you will report to John Dorman.

Benefits

You will be entitled, during the term of your employment, to such paid days off, medical, dental, vision, life insurance, 401(k), ESPP and other employee benefits as the Company may offer, subject to applicable eligibility requirements. You will maintain participation in your current benefits programs through August 31, 2000. Effective September 1, 2000, your benefits will convert to Digital Insight's AXIS.ABLE Flex Benefits. A detailed AXIS.ABLE Flex Benefits plan description accompanies this letter, and future communications will be forthcoming for the open enrollment process.

Incentive Compensation

You will be eligible to participate in Digital Insight's Management Incentive Program with targeted bonus compensation equal to 50% of your annual salary in the form of a lump sum bonus. It will be based on accomplishment of a combination of company revenue and expense goals and individual performance objectives. Contingent upon the acquisition close, individual performance objectives will be established within thirty days post close and documented in the Management Incentive Program (MIP) plan document.

Stock Option Grant

We are pleased to offer you an Incentive Stock Option (ISO) to purchase 15,000 shares of Digital Insight common stock at the fair market value per share of such stock on the date of grant. This option grant is effective as of the close and will be documented by electronic delivery to you and acceptance by you of the Stock Option Letter Agreement which specifies the terms and conditions of the grant. You will receive a PIN email from AST Stock Plan which instructs you to log onto the Digital Insight AST Stock Plan website in order to accept the option grant. The option will begin to vest on the closing of the acquisition and will vest 6/48ths after 6 months of employment and continue vesting an additional 1/48th each month thereafter.
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Confidentiality, Noncompetition and Invention Assignment Agreement

As a condition of your continued employment with Digital Insight, you will be required to sign the enclosed Employee Nondisclosure Agreement. Digital Insight's willingness to grant you the stock options referred to above is based in significant part on your commitment to fulfill the obligations specified in this agreement.

Employment At Will

You will continue to be an employee-at-will, meaning that either the employee or the company can terminate the employment relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this letter.

Additional Provisions

The terms described in this letter represent the terms of your employment at the close of the acquisition. This letter shall be of no force and effect in the event the acquisition does not close. It supersedes any previous promises, representations or understanding relative to any terms and conditions. Any additions or modifications are not to be considered as part of this offer unless expressed here in writing and signed by you and an officer of the Company.

Please confirm your understanding and acceptance of these terms by signing both copies of this letter and both copies of the Employee Nondisclosure Agreement, retaining one of each for your files and returning the other to Teri Taylor in Human Resources.

We are very excited about the future of Digital Insight and we look forward to a long and mutually rewarding working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ Dawn Batey
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Dawn Batey
Director of Human Resources

ACCEPTANCE

I understand the terms set forth in this letter and agree to continue my employment under these terms:

/s/ Tom Bollum                                July 20, 2000
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Signature                                     Date

Printed Name: Tom Bollum
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